EXHIBIT 99.1

Graymark Healthcare, Inc.

Signs Letter of Intent to Acquire Nocturna Sleep, LLC

Graymark Healthcare, Inc. (OTCBB: GRMK), through its wholly owned subsidiary SDC Holdings LLC, is pleased to announce it has signed a letter of intent to acquire Nocturna Sleep, LLC located in Las Vegas, Nevada. Nocturna performs over 3000 sleep studies a year in the Las Vegas market, which is one of the fastest growing cities in the United States.

“The Letter of Intent to acquire Nocturna is another substantial addition to our sleep diagnostic business,” stated Stanton Nelson, President and CEO of Graymark Healthcare. “While we are continuing to grow organically, acquisitions of top quality companies like Nocturna allow us to expand our presence into key markets.”

Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates: independent pharmacies that serve the needs of local markets, diagnostic sleep centers that treat a wide range of sleep disorders, and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Graymark Healthcare

Stanton Nelson/John Simonelli, 405-601-5300

or

Halliburton Investor Relations

Geralyn DeBusk/Jeff Elliott/Chase Zavoina, 972-458-8000